Exhibit (a)(32)

Amended Designation of One Existing Series of

Shares of Beneficial Interest,

Par Value $0.0001 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Section 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, as amended and restated or otherwise modified form time to time, the Series of shares of beneficial interest of the Trust designated as the “PIMCO International StocksPLUS TR Strategy Fund” by instrument dated August 19, 2003, is hereby redesignated the “PIMCO International StocksPLUS TR Strategy Fund (U.S. Dollar-Hedged),” without in any way changing the rights or privileges of the Fund or its shareholders.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 1st day of October, 2006.

/s/ Marilyn A. Alexander
Marilyn A. Alexander

/s/ R. Wesley Burns
R. Wesley Burns

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ William J. Popejoy
William J. Popejoy